Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2010, with respect to the consolidated financial statements of Vanguard Health Systems, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Vanguard Health Holding Company II, LLC, Vanguard Holding Company II, Inc. and Vanguard Health Systems, Inc. for the registration of $225,325,000 of 8% Senior Notes due 2018, $350,000,000 of 7.750% Senior Notes due 2019 and $747,219,000 at maturity of 10.375% Senior Discount Notes due 2016.
/s/ Ernst & Young LLP
Nashville, Tennessee
April 7, 2011